UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2017

SENSUS HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37714	27-1647271
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
851 Broken Sound Pkwy., NW # 215, Boca Raton, Florida		33487
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (561) 922-5808

___________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SENSUS HEALTHCARE, INC.

FORM 8-K

CURRENT REPORT

5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On March 22, 2017, the Board of Directors of Sensus Healthcare, Inc. (the “Company”) approved a Cash Incentive Plan (the “CIP”), which is designed to attract and retain key executives for the Company and to provide such persons with incentives for superior performance. The CIP permits the Board of Directors or its Compensation Committee to make performance-based cash bonus awards to participants, which awards could be earned based upon the level of achievement of performance goals. These performance measures will be determined by the Board of Directors or the Compensation Committee for each year based on one or more, or a combination, of the following metrics:

▪	Profits (e.g., operating profit or income, net income (before or after taxes), earnings per share, residual or economic earnings, economic value added, or economic profit, any of which profitability metrics could be measured before certain specified special items);
▪	Cash Flow (e.g., actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA), free cash flow, free cash flow with or without specific capital expenditure targets or ranges, including or excluding divestments and/or acquisitions, operating cash flow, total cash flow, cash flow in excess of cost of capital or residual cash flow, or cash flow return on investment);
▪	Returns (e.g., earnings per share, profits or cash flow returns on: assets, investment, capital, invested capital, net capital employed, equity, or sales);
▪	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables, or any combination thereof);
▪	Profit Margins (e.g., operating profit or gross profit divided by revenues or value added revenues, gross margins or material margins divided by revenues, or material margin divided by sales);
▪	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio, debt-to-debt-plus-equity, or EBITDA multiple);
▪	Sales, Value Added Sales, Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenue, net revenue, revenue growth, net revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, new product sales growth, value added sales, growth in value added sales, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, sales per employee, cost targets, expense or debt reduction levels, or sales and administrative costs divided by profits); and
▪	Strategic Initiative Key Deliverable Metrics, consisting of one or more of the following: product development or implementation; strategic partnering; research and development; market penetration; market share; geographic business expansion goals; cost targets; expense targets or cost reduction goals; general and administrative expense savings; selling, general and administrative expenses; objective measures of customer satisfaction; employee satisfaction; employee retention; management of employment practices and employee benefits; supervision of litigation and information technology; increase in yield and productivity; economic value added (or another measure of profitability that considers the cost of capital employed); product quality; sales of new products; or goals relating to acquisitions or similar transactions.

Under the CIP, the target cash awards for the current participants under the CIP are as follows:

▪	Joseph C. Sardano (Chief Executive Officer) - $120,000
▪	Arthur Levine (Chief Financial Officer) - $100,000
▪	Kalman Fishman (Chief Technology Officer) - $100,000

Each of the participants will be eligible to receive a cash award ranging from 0% to 150% of the target cash amount noted above based on the level of achievement of the performance goals established within a specified range of the specified performance goal. The range for determining the level of achievement of each performance goal will be determined by the Board of Directors or the Compensation Committee at the time the performance goals are established.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENSUS HEALTHCARE, INC.

By:	/s/ Arthur Levine
Arthur Levine Chief Financial Officer

Date:  March 24, 2017